UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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GEORGIA-PACIFIC CORPORATION

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     Attached hereto is a letter to eligible employees from A. D. Correll, Chairman and Chief Executive Officer of Georgia-Pacific Corporation, and a Question and Answer Information Sheet delivered to eligible employees on April 4, 2003, regarding Georgia-Pacific’s plan to offer to eligible employees the opportunity to exchange certain outstanding (i) stock options for a lesser number of shares of restricted stock and (ii) stock appreciation rights, or “SARs” for a lesser number of replacement SARs (the “Exchange Program”). The attached document does not constitute an offer to holders of eligible options and/or SARs to participate in the Exchange Program.

     Georgia-Pacific has filed and distributed a proxy statement in connection with the annual meeting of shareholders to approve certain amendments to various Georgia-Pacific employee benefit plans to permit the Exchange Program. Georgia-Pacific’s proxy statement contains important information regarding the proposals related to this exchange offer and should be read carefully by shareholders prior to voting. Georgia-Pacific has not commenced the exchange offer referred to in this communication and will not complete the exchange offer unless the shareholders approve related proposals at the annual meeting to be held on May 6, 2003. At the time the exchange offer is commenced, eligible employees will be sent written materials explaining the precise terms and timing of the exchange offer. Eligible employees are urged to read these written materials carefully when they become available, because they will contain important information about the exchange offer. Upon commencement of the exchange offer, Georgia-Pacific will file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to obtain these written proxy materials, tender offer materials and other documents filed by Georgia-Pacific with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may obtain a written copy of the proxy statement for the annual meeting by calling the Georgia-Pacific Investor Relations Department at (404) 652-5555. Holders of eligible options and eligible stock appreciation rights may obtain a written copy of the tender offer materials, when available, by calling Equiserve Trust Company, N.A., at 1-888-700-3837, or by writing to Equiserve at 525 Washington Boulevard, 6th Floor, Jersey City, New Jersey 07310, Attention: Georgia-Pacific Exchange Program.

GEORGIA -PACIFIC LOGO	133 Peachtree Street NE Atlanta, Georgia 30303 (404) 652-5217 (404) 654-4985 Facsimile
A.D. Correll Chairman of the Board and Chief Executive Officer

April 4, 2003

Dear Georgia-Pacific Employee:

Since 1927, we have relied on the resolve of our employees to overcome the numerous challenges that we have faced. Today, we again find ourselves in tough times and we recognize that our employees are the key to our future success.

Over the years, we have granted stock options and stock appreciation rights (referred to as SARs) to our key employees. In addition to rewarding excellent performance, options and SARs also give our employees a concrete, personal interest in the future performance of Georgia-Pacific.

Despite consistently outperforming a majority of our peers, recent market uncertainty and market perception of our potential asbestos liability has had a significantly negative impact on our stock price. As a result, for approximately the last 18 months, our stock has been trading at levels below the grant price of virtually all of the options and SARs currently held by our employees. With the uncertainty of current market conditions, we believe that many of you may feel that the opportunity for realizing value is limited with your existing stock options and SARs.

Now more than ever, we need motivated employees to help us achieve our business objectives. To that end, our Board of Directors has authorized, subject to shareholder approval, a Stock Option and SAR Exchange Program (referred to as the Exchange Program). The Exchange Program will afford eligible employees the one-time opportunity to trade in their eligible stock options for shares of restricted stock; eligible SARs may be exchanged for replacement SARs. By offering the Exchange Program, we intend to provide participants with the benefit of holding shares of restricted stock or replacement SARs that, over time, may have a greater potential to increase in value.

In order to participate, you must be an active employee of Georgia-Pacific or one of its eligible subsidiaries at all times during the exchange process. The Exchange Program will be available worldwide, except where local laws make it impracticable. The Exchange Program will not be open to the Board of Directors or top-level management. In addition, the Exchange Program will not be open to former employees or retirees.

April 4, 2004

Generally, options with exercise prices above $16.00 and SARs granted in January 2001 and January 2002 will be eligible for the Exchange Program. Any shares of restricted stock or replacement SARs received through the Exchange Program will be subject to a new three-year vesting period. Please refer to the attached Questions and Answers document for more information about the Exchange Program.

At the Annual Meeting of Shareholders scheduled for May 6, 2003, shareholders will vote on amendments to our long-term incentive plans that will allow for the Exchange Program. If we obtain shareholder approval, we will commence the Exchange Program promptly following the Annual Meeting. Participation in the Exchange Program is completely voluntary, and once we commence the program, you will receive an election package containing important information about the terms and conditions of the offer.

Because we believe that the Exchange Program offers eligible employees a significant long-term incentive opportunity, we are not making any 2003 LTIP stock option grants or LTAP SAR grants to employees who are eligible to participate in the Exchange.

We remain committed to achieving our corporate objectives and we recognize that this will be impossible without the determined efforts of each of you. We are pleased to announce this exciting opportunity and we thank you for your continued support.

Sincerely,

/s/ A.D. Correll

Attachment

Georgia-Pacific Stock Option and Stock Appreciation Rights Exchange Program:
Questions and Answers for Employees

General

Q.1   What is the Exchange Program ?

      We are offering eligible employees the opportunity to make a one-time election to (1) cancel all of their eligible stock options and exchange them for proportionally fewer shares of restricted stock, and (2) cancel all of their eligible stock appreciation rights, or “SARs,” and exchange them for proportionally fewer replacement SARs at a lower grant price. These new grants of restricted stock and replacement SARs will be effective as of the first business day after the final day of the offer. Participation in the Exchange Program is completely voluntary.

Q.2.  Who is eligible to participate?

      Employees who own eligible options and/or SARs and who are active employees of Georgia-Pacific or one of its eligible subsidiaries throughout the exchange process, will be eligible to participate in the exchange. An eligible subsidiary is one in which Georgia-Pacific owns at least a 50% controlling interest. The exchange, which is expected to begin in early May, will take about a month from start to finish. If an individual’s employment terminates (whether voluntary or involuntary) at any point in this process, he or she will not be able to participate in the Exchange Program. The offer is not open to members of our board of directors, our CEO or 10 other members of our executive management team.

Q.3  Will the Exchange Program be available to employees in all countries?

      In addition to the United States, we have employees with eligible options and/or SARs in nearly 20 countries. Each country has its own unique legal and regulatory requirements that must be considered and, therefore, the terms of the exchange may have to vary by country. While we intend for the Exchange Program to take place in some form in each country, we may not make the program available to employees in a country where it is not practical to do so.

Q.4  When will the Exchange Program take place?

      To conduct the exchange, we are required to obtain shareholder approval. We are seeking approval at this year’s annual meeting (which is scheduled for May 6, 2003) and, assuming we receive the requisite shareholder votes, the exchange offer will commence promptly following the annual meeting. Eligible participants will be given an election period of a minimum of 20 business days in which to accept the exchange offer.

Stock Option Exchange

Q.5  What options can be exchanged?

      Outstanding options granted to eligible employees from the Georgia-Pacific Long-Term Incentive Plan, the Georgia-Pacific 1995 Shareholder Value Incentive Plan, the Fort James Corporation 1996 Stock Incentive Plan or the James River Corporation of Virginia 1987 Stock Option Plan with grant prices above $16.00 may be exchanged for a lesser number of shares of restricted stock. The shares of restricted stock will be issued under the Long-Term Incentive Plan. However, any otherwise eligible options that have a grant price less than the fair market value of our common stock on the last day of the offer will not be included in the Exchange Program.

Q.6  How many shares of restricted stock will a participant receive in return for his or her eligible options?

      The number of shares of restricted stock that an exchange participant will receive for his or her eligible options will be based on various exchange ratios. We have established these exchange ratios based on the different grants of options that we have made over the years. Accordingly, if a participant has received multiple grants of eligible options, a different exchange ratio may apply to each separate grant. The precise exchange ratio for a particular grant of eligible options will be based primarily on the grant price per share and remaining life of the option. The exchange ratio will range from two to one (i.e., a participant must exchange two options to receive one share of restricted stock) to five to one. Thus, in all cases, a participant will have to exchange more than one eligible option to receive a single share of restricted stock. Since Georgia-Pacific’s stock price is currently substantially lower than the grant price of many eligible options, it would not be fair to the shareholders, other employees or the Company to provide a one-to-one ratio. However, each participant will receive shares of restricted stock which, when vested, will have a value equal to the market price of Georgia-Pacific stock times the number of restricted shares acquired. The formal exchange offer documents will provide specific details on the precise exchange ratio applicable to the eligible options.

Q.7  What is the difference between a stock option and a share of restricted stock?

      Stock options provide the right to buy a share of common stock at a fixed price, typically the fair market value on the date the option is granted. Outright ownership of the stock may occur only after the option is exercised. The value realized on exercise is measured by the difference between the grant date stock price and the market price of the stock when the option is exercised. For example, if the grant price is $20 per share and the market price on the date of exercise is $25 per share the employee will have $5 per share of value.

Restricted stock is stock that will be owned immediately, but will be subject to forfeiture and will not be freely transferable until predetermined vesting conditions have been met. Typically, vesting depends on continued employment for a specified time period. The value realized at vesting is measured by the fair market value of the stock at that time. Unlike stock options, no purchase price is paid for restricted stock.

Q.8  When will vesting occur for the restricted stock?

      So long as an exchange participant remains an employee of Georgia-Pacific or one of its eligible subsidiaries, any restricted stock received in the exchange will vest in three annual installments. Twenty-five percent (25%) will vest on the first anniversary of the grant date, 25% on the second anniversary and the remaining 50% on the third anniversary. The prior vesting of eligible stock options will not impact the vesting of restricted stock received in the exchange. The vesting period for restricted stock received in the exchange starts at the grant date. Participants who meet the normal retirement criteria (age 65 or age 62 with at least 10 years of service) when they leave Georgia-Pacific will receive accelerated vesting of their unvested restricted stock.

SAR Exchange

Q.	9 What SARs can be exchanged?

      SARs granted in January 2001 and January 2002 from the Georgia-Pacific Long-Term Appreciation Plan may be exchanged for a lesser number of replacement SARs to be issued under the Long-Term Appreciation Plan. However, any otherwise eligible SARs that have a grant price less than the fair market value of our common stock on the last day of the offer will not be included in the Exchange Program.

Q.10  How many replacement SARs will a participant receive in return for his or her eligible SARs?

      With respect to SARs granted in January 2001, the exchange ratio will be 1.3 SARs to be exchanged for one replacement SAR. With respect to SARs granted in January 2002, the exchange ratio will be 1.2 SARs to be exchanged for one replacement SAR. For the reasons stated above, participants will have to exchange more than one eligible SAR to receive a single replacement SAR. Again, the exact exchange ratio was determined using a valuation model based primarily on the grant price of the SAR and remaining exercise period for the SAR.

Q.  11 What will be the grant price for the replacement SARs?

      The fair market value of Georgia-Pacific stock (defined as the average of the high and low sales prices on the New York Stock Exchange) on the first business day after the exchange offer ends will establish the grant price for the replacement SARs.

Q.12  When will vesting occur for the replacement SARs?

      Like the shares of restricted stock, subject to continued employment, any replacement SARs will vest in three annual installments. Twenty-five percent (25%) will vest on the first anniversary of the grant date, 25% will vest on the second anniversary and the remaining 50% will vest on the third anniversary. As with eligible options, the prior vesting of eligible SARs will not be counted towards the vesting of any replacement SARs received in the exchange. The vesting period for replacement SARs will also begin at the grant date. Participants who meet the normal retirement criteria (age 65 or age 62 with at least 10 years of service) when they leave Georgia-Pacific will receive accelerated vesting of their SARs.

Other Information

Q.13  Is anyone required to participate in the Exchange Program?

      No. Participation is completely voluntary.

Q.14  Can an eligible employee exchange only a portion of his or her eligible options or SARs?

      No. If an eligible employee decides to participate, he or she must exchange all of his or her eligible options and SARs. In other words, the exchange will be conducted on an all or nothing basis.

Q.15  When will a participant receive the grant of restricted stock and/or replacement SARs?

      The grant of the restricted stock and replacement SARs will be effective as of the first business day after the exchange offer closes. .

Q.16  What are the tax implications of participating in the exchange?

      For U.S.-based participants, restricted shares obtained in the exchange will generally become taxable income upon vesting, or sooner if so elected by the holder. Proceeds realized from the exercise of SARs will become taxable income upon exercise. For non-U.S.-based participants, the tax laws of the participant’s country will govern the timing and form of taxation. Participants will receive tax information specific to their country as part of the exchange offer materials sent to them. All participants are encouraged to consult their financial or tax advisor to review the possible tax implications of participating in the Exchange Program.

Q.17  Where can someone get more information?

      Additional information about the Exchange Program is contained in the Notice of Annual Meeting and Proxy Statement that has been mailed to shareholders. A copy of the proxy is available from the Security and Exchange Commission’s website at www.sec.gov or from the Georgia-Pacific Investor Relations Department. If the exchange offer is approved by the shareholders at the annual meeting, then we plan to commence the exchange offer. At that point eligible employees will receive a package that contains the exchange offer documents and includes a detailed description of the terms of the exchange offer.

* * * * *

Georgia-Pacific has filed and distributed a proxy statement in connection with the annual meeting of shareholders to approve certain plan amendments necessary for the exchange offer to be made. Georgia-Pacific’s proxy statement contains important information regarding the proposals related to this exchange offer and should be read carefully by shareholders prior to voting. Georgia-Pacific has not commenced the exchange offer referred to in this communication and will not complete the exchange offer unless the shareholders approve related proposals at the annual meeting to be held on May 6, 2003. At the time the exchange offer is commenced, eligible employees will be sent written materials explaining the precise terms and timing of the exchange offer. Eligible employees are urged to read these written materials carefully when they become available, because they will contain important information about the exchange offer. Upon commencement of the exchange offer, Georgia-Pacific will file the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to obtain these written proxy materials, tender offer materials and other documents filed by Georgia-Pacific with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may obtain a written copy of the proxy statement for the annual meeting by calling the Georgia-Pacific Investor Relations Department at 404-652-5555. Holders of eligible options and eligible stock appreciation rights may obtain a written copy of the tender offer materials, when available, by calling Equiserve Trust Company, N.A. at 1-888-700-3837, or by writing to Equiserve at 525 Washington Boulevard, 6th Floor, Jersey City, New Jersey 07310, Attention: Georgia-Pacific Exchange Program.